EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Goodrich Petroleum Corporation:
     We consent to the use of our reports dated March 14, 2006, with respect to the consolidated balance sheets of Goodrich Petroleum Corporation as of December 31, 2005 and 2004, and the related statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2005, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, and the effectiveness of internal control over financial reporting as of December 31, 2005, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the registration statement. Our report refers to a change in the method of accounting for abandonment obligations in accordance with Statement of Financial Accounting Standards No. 143 “Accounting for Asset Retirement Obligations” as of January 1, 2003.

/s/ KPMG LLP

Shreveport, Louisiana
July 5, 2006